Exhibit 10.1
GCM GROSVENOR INC.
2020 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND RESTRICTED STOCK UNIT AGREEMENT

GCM Grosvenor Inc., a Delaware corporation (the “Company”), pursuant to its 2020 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of Restricted Stock Units set forth below (the “RSUs”). The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:	_________________________
Participant ID:	_________________________
Grant Date:	_________________________
Vesting Start Date:	_________________________
Number of RSUs:	_________________________
Type of Shares Issuable:	Class A Common Stock
Vesting/Delivery Schedule:	Vesting Date Amount Vested* Delivery Date** ______ 33% of RSUs ______ ______ 33% of RSUs ______ ______ 34% of RSUs ______
Restrictive Covenants Addendum:	[Applicable]/[Not Applicable]
By accepting this Award electronically through the stock plan administrator’s online grant acceptance policy, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. If you do not accept this Award through the online acceptance process by sixty (60) days from the Grant Date, or such other date that may be communicated to you, your Award will be canceled, and you will not be entitled to any benefits from the Award or to any compensation or benefits in lieu of the canceled Award. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement, and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.
If you decline your Award, your Award will be canceled, and you will not be entitled to any benefits from the Award or to any compensation or benefits in lieu of the canceled Award.
* Subject to Participant’s continuous service through the applicable vesting date.

** With respect to the portion of the RSUs scheduled to vest, delivery will be made as soon as administratively practicable, generally within thirty (30) days after the Delivery Date, but in no event later than March 15th of the year following the relevant vesting date.

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
Section 1.1Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement:
(a)“Cause” shall mean, unless such term or an equivalent term is otherwise defined in any employment agreement or offer letter between a Participant and a Participating Company, any of the following: (i) Participant shall have committed (whether or not at the workplace) an act of fraud, embezzlement, misappropriation of funds or property or breach of fiduciary duty against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of the Company or any of its Affiliates, (ii) Participant shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude, (iii) Participant shall have committed a breach of any applicable restrictive covenants set forth in any agreement between Participant and the Company or any Participating Company or (iv) Participant shall have breached any one or more of the provisions of this Agreement or any employment agreement or offer letter between Participant and a Participating Company and such breach shall have continued for a period of ten (10) days after written notice to Participant specifying such breach in reasonable detail.
(b)“Delivery Date” shall be as provided in the Grant Notice.
(c)“Disability” shall mean a medical doctor selected by the Company certifies that Participant has for one hundred eighty (180) days, consecutive or non-consecutive, in any twelve (12) month period, been disabled in a manner that seriously interferes with Participant’s ability to perform Participant’s duties with the Company or any Participating Company. Any failure or refusal by Participant to submit to a medical examination for the purpose of certifying whether Participant is Disabled shall, at the option of the Company, be deemed to constitute reasonable evidence that Participant is Disabled.
(d)“Employer” shall mean the Participating Company that employs Participant.
(e)“Participating Company” shall mean the Company or any of its parents, Subsidiaries or Affiliates.
(f)“Person” shall mean and includes a natural person and any other person, entity, trust or fiduciary arrangement, partnership, corporation, limited liability company, group or association, whether or not recognized by law as having a separate legal personality.
Section 1.2Incorporation of Terms of Plan. The RSUs and the shares of Class A Common Stock issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement or the Grant Notice, the terms of the Plan shall control.

ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS
Section 1.1Award of RSUs
(a)In consideration of Participant’s continued employment with or service to a Participating Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan. Each RSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company.
Section 1.2Vesting of RSUs. Subject to Participant’s continued employment with or service to a Participating Company on each applicable vesting date and subject to the terms of this Agreement, the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice.
Section 1.3Impact of Termination of Service on Restricted Stock Units. In the event Participant incurs a Termination of Service prior to a vesting date set forth in the Grant Notice, except as may be otherwise provided herein, in the Grant Notice, by the Administrator or as set forth in a written agreement between Participant and the Company or Employer, then any unvested RSUs shall become vested and subject to distribution or payment or be canceled and forfeited on the reason for Termination of Service as follows:
(a)Death or Disability. In the event Participant incurs a Termination of Service as a result of Participant’s death or Disability, any unvested RSUs shall become immediately vested and subject to distribution or payment as of the date of Participant’s death or Disability. Distribution will be made as soon as administratively practicable, generally within thirty (30) days following Participant’s death or Disability.
(b)Termination of Service for Cause. In the event Participant incurs a Termination of Service for Cause, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company or Employer, Participant shall immediately forfeit any and all RSUs granted under this Agreement (whether or not vested), Participant’s rights in any such RSUs shall lapse and expire, and Participant shall also be subject the repayment and clawback and offset obligations set forth in Section 6.12.
(c)All Other Terminations. In the event Participant incurs a Termination of Service other than as set forth in Section 2.3(a) or Section 2.3(b), except as may be otherwise provided herein or by the Administrator or as set forth in a written agreement between Participant and the Company or Employer, Participant shall immediately forfeit any and all RSUs granted under this Agreement that have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs that are not so vested shall lapse and expire.
(d)Outside the United States. For purposes of this Agreement, if Participant is employed or providing services outside the United States, the date Participant incurs a Termination of Service shall mean the date Participant is no longer actively providing services to a Participating Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction in which Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any) and, unless otherwise expressly provided in this Agreement or by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction in which Participant is employed or providing service or the terms of Participant’s employment or service agreement, if any); the

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Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).
Section 1.4
(a)Distribution or Payment of RSUs. Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) on the Delivery Date applicable to the vested portion of the RSUs. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate U.S. federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by U.S. Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.4(a) if such delay will result in a violation of Code Section 409A.
(b)All distributions shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
(c)Notwithstanding the foregoing, if Participant is resident or employed outside of the United Sates, the Company, in its sole discretion, may settle the RSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under Applicable Law; (ii) would require Participant or a Participating Company to obtain the approval of any governmental and/or regulatory body in Participant’s country; (iii) would result in adverse tax consequences for Participant or a Participating Company; or (iv) is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle the RSUs in the form of Shares but require Participant to sell such Shares immediately or within a specified period following Participant’s Termination of Service (in which case, this Agreement shall give the Company to issue sales instructions on Participant’s behalf).
(d)For the avoidance of doubt, this Award represents a right to receive Shares, and not a right to receive cash, and the Company shall only be authorized to deliver cash in settlement of all or any portion of the Award under the specific circumstances contemplated above in Section 2.4(b) and (c) or in connection with a transaction or event contemplated by Section 12.2 of the Plan.
Section 1.5Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or non-U.S. regulatory agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 2.4, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 2.4 by the Participating Company with respect to which the applicable withholding obligation arises.
Section 1.6Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)The provisions of Section 10.2 of the Plan are incorporated herein by reference and made a part hereof. Participant acknowledges that he or she may be required to pay to the Company or, if different, the Employer, and that the Company, the Employer, or any Affiliate shall have the right and are hereby authorized to withhold from any compensation or other amount owing to Participant, applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (including taxes that are imposed on the Company or the Employer as a result of

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Participant’s participation in the Plan but are deemed by the Company or the Employer to be an appropriate charge to Participant) (collectively, “Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such Tax-Related Items. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant, vesting and/or settlement of the RSUs and the subsequent sale of Shares acquired upon settlement of the vested RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under the RSUs in satisfaction of any applicable withholding tax obligations, unless the Administrator permits Participant to elect to satisfy such obligations by (i) cash, wire transfer of immediately available funds or check or (ii) if approved by the Administrator, by delivery of a written or electronic notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon vesting of the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate applicable withholding tax obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale in satisfaction of the applicable withholding tax obligations, the number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding no greater than the aggregate amount of such obligations based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. Notwithstanding the foregoing, Participant authorizes the Company to satisfy the applicable withholding tax obligations from proceeds of the sale of Shares issuable under the RSUs through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization). If the obligation for Tax-Related Items is satisfied by withholding in Shares, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Participant acknowledges that, regardless of any action taken by the Company, the Employer, or any Affiliate the ultimate liability for all Tax-Related Items, is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.
(c)Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to, or to cause any such Shares to be held in book-entry form by, Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid the Tax-Related Items resulting from the grant, vesting or settlement of the RSUs or any other taxable event related to the RSUs.
(d)Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any other Participating Company takes with respect to any tax withholding obligations that arise in connection with the RSUs. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
Section 1.7Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation,

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the right to receipt of dividends and distributions on such Shares. From and after the Grant Date and until the earlier of (a) the time when the Shares are delivered in settlement of the RSUs and (b) the time when Participant’s right to receive Shares in settlement of the RSUs is forfeited, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, Participant shall be credited with a dollar amount equal to (i) the per Share cash dividend paid by the Company on its Shares on such date, multiplied by (ii) the total number of RSUs subject to the Award that are outstanding on the record date for that dividend (the “Accrued Dividend Right”). Such Accrued Dividend Rights (if any) shall be subject to the same terms and conditions, including payment timing, vesting and the obligation to satisfy any withholding tax obligations, in the same manner and at the same time as the RSUs to which the Accrued Dividend Rights relate; provided, that amounts payable in respect of the Accrued Dividend Rights shall be paid in cash.
ARTICLE III.
RESTRICTIONS

Section 1.1Non-Competition. If the Grant Notice indicates that the Restrictive Covenants Addendum is “Applicable,” then Participant shall be subject to the obligations and undertakings set forth in the Restrictive Covenants Addendum attached hereto. Otherwise, such obligations and undertakings set forth therein shall not apply to the Participant.
Section 1.2Confidential Information. “Confidential Information” as used herein shall mean all confidential and proprietary information of the Company and its Subsidiaries, their respective general partners, managing members, or managers, and/or their respective affiliates (each a “Grosvenor Party” and collectively, the “GCM Group”), including, without limitation, confidential or proprietary information regarding clients, client lists, fee and pricing policies, marketing materials, portfolio selection, trading practices and policies, investment techniques, investment processes, investment advisory, technical, and research data, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, trade secrets, descriptive materials relating to any of the foregoing, and information provided to any Grosvenor Party by others which the Grosvenor Party is obligated to keep confidential, whether such information is in the memory of Participant or is embodied in written, electronic, or other tangible form.
Section 1.3Non-Disclosure. Participant recognizes and acknowledges that the Confidential Information constitutes valuable, special, and unique assets of the GCM Group because, among other reasons, such Confidential Information (i) has been developed at substantial expense and effort over a period of many years, (ii) constitutes a material competitive advantage for the Grosvenor Parties which is not known to the general public or competitors, (iii) could not be duplicated by others without extraordinary expense, effort and time, (iv) constitutes “trade secrets” as such term is used in the Illinois Trade Secrets Act (and counterpart statutes of other states where the Grosvenor Parties conduct business) or (v) is information of a private nature. Participant shall not, either before or at any time after the termination of Participant’s employment for any reason or under any circumstance, use for Participant’s benefit or disclose to or use for the benefit of any other Person, any Confidential Information for any reason or purpose whatsoever, directly or indirectly, except as may be required or otherwise appropriate pursuant to Participant’s service for the GCM Group, unless and until such Confidential Information becomes public or generally available to Persons other than the Grosvenor Parties other than as a consequence of the breach by Participant of Participant’s confidentiality obligations hereunder (after which such public or otherwise generally available information shall no longer be deemed to be Confidential Information). Notwithstanding the foregoing, if Participant is, in the opinion of counsel acceptable to the Company, compelled by law to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, Participant may disclose such information, provided, that Participant shall promptly notify the Company of such requirement so that the Company may seek a protective order. Nothing in this Article III or otherwise in this Agreement prohibits Participant from reporting possible violations of applicable federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal law or regulation. Participant does not need the Company’s prior authorization to make any such reports or disclosures, and Participant is not required to notify the Company that Participant has made such

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reports or disclosures. Participant also expressly acknowledges that Performance Records constitute Confidential Information. For the avoidance of doubt, Participant agrees that “Performance Records” means the financial performance, track record, investment decisions and analysis or any related information (whether alone or in aggregate or composite form) of (i) any current former or future Investment Product or account managed or advised directly or indirectly by a GCM Group entity (a “GCM Grosvenor Fund”), irrespective of inception date, investment date or date on which a GCM Group entity began managing or advising any such GCM Grosvenor Fund, and (ii) any current, former or future investment made by a GCM Group entity, irrespective of the investment date of such investment. The parties expressly acknowledge that Performance Records are the exclusive property of Employer (even if they are otherwise publicly available), and Participant is not authorized to use or disclose them for any reason other than the Employer’s legitimate business purposes.
Section 1.4Return of Information. Upon Participant’s Termination of Service, Participant shall cause to be delivered to the GCM Group all documents and data pertaining to the Confidential Information (whether maintained in electronic or tangible media) and shall not retain any such documents or data, any reproductions (in whole or in part) thereof, or any extracts of any such documents or data containing Confidential Information. The Company retains, on behalf of the GCM Group, the right to examine any home or laptop computers or similar devices used by Participant, and to copy and/or erase all Confidential Information contained on such computers and devices.
Section 1.5Interference. Participant shall not, directly or indirectly (except in a Permitted Capacity), until one (1) year after Participant’s Termination of Service, interfere with the relations of any Grosvenor Party, or of any investment fund directly or indirectly managed by a Grosvenor Party, with any Person who, at any time during the period from the date Participant’s employment by the Company commenced until Participant’s Termination of Service, was or had been (u) a Past Client, Present Client or Potential Client, (v) a fund or other Investment Product in which were invested any funds managed directly or indirectly by any Grosvenor Party, (w) a manager included in the GCM Group’s database of investment managers, (x) the manager, advisor, general partner or similar entity or Person of any Person described in clause (w) (a “Investment Product Manager”), (y) an officer, partner, director, manager or other Affiliate of any such Investment Product Manager (a “Manager of an Investment Product Manager”), or (z) any distribution agent or other Person who acts on behalf of a Grosvenor Party in selling or marketing the services of such Grosvenor Party (“Marketing Agent”).
Section 1.6No Solicitation of Clients or Marketing Agents. Participant shall not, directly or indirectly (except in a Permitted Capacity), until one (1) year after Participant’s Termination of Service, solicit, enter into, or propose to enter into any employment, consulting, investment management, investment advisory, or any other business relationship or agreement with any Past Client, Present Client, Potential Client, or Marketing Agent.
Section 1.7No Employee Solicitation. Participant shall not, directly or indirectly (except in a Permitted Capacity), until one (1) year after Participant’s Termination of Service, induce or attempt to induce any officer or employee of or consultant to any Grosvenor Party (other than Participant’s personal secretary) or of any investment fund managed directly or indirectly by it, to terminate his/her employment or consultancy with such entity.
Section 1.8Hiring by Participant. Participant shall not, directly or indirectly (except in a Permitted Capacity), until one (1) year after Participant’s Termination of Service, directly or indirectly hire or retain, or attempt to hire or retain, any Person described in Section 3.7.
Section 1.9Time Limitation. During the period after Participant’s Termination of Service, Sections 3.5 and 3.6 shall apply only to (i) Past Clients, Present Clients and Potential Clients who were such as of such Termination of Service, (ii) Investment Products in which funds were invested directly or indirectly by any Grosvenor Party or a manager of which was contained in the GCM Group’s database of investment managers at any time within two (2) years prior to such Termination of Service, and to Investment Product Managers and Managers of Investment Product Managers of such Investment Products, and (iii) Marketing Agents who acted in such capacity at any time within two (2) years prior to such Termination of Service.

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Section 1.10Clients. For purposes of Sections 3.5 and 3.6, “Past Client” shall mean at any particular time, any Person who at any time within two (2) years prior to such time has been but at such time is not, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; “Present Client” shall mean at any particular time, any Person who is at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; and “Potential Client” shall mean at any particular time, (x) any Person to whom a Grosvenor Party, any investment fund directly or indirectly managed by it, or any distribution agent or other Person acting on behalf of either, has within two years prior to such time, offered or solicited (by means of personal meeting, telephone call, or a letter or written proposal specifically directed to the particular Person) to serve as investment adviser or manager, or who has been offered or solicited to invest in any investment fund or other Investment Product directly or indirectly managed by a Grosvenor Party (other than a registered investment company), but who is not at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or (y) any consultant to such Person.
Section 1.11Permitted Capacity. As used in this Agreement, “Permitted Capacity” means Participant acting in his or her capacity as an employee of or consultant to the Company or any Grosvenor Party.
Section 1.12No Disparagement. Participant shall not at any time disparage any Grosvenor Party, or any officer or employee of any Grosvenor Party. Participant shall not, without the prior written consent of the Company, make any written or oral statement concerning the termination of Participant’s employment or any circumstances, terms or conditions relating thereto, which statement is reasonably likely to become generally known to the public. Nothing in this Section 3.12 shall prevent Participant from testifying truthfully in any judicial proceeding, law enforcement matter, or government investigation or lawfully filing or prosecuting any claim against any of the foregoing Persons.
Section 1.13Future Business Activities. If, at any time or times in the future, any Grosvenor Party engages in business or activities in addition to or in lieu of its present activity, the provisions of this Article III shall apply to all such business and activities.
Section 1.14In the event Participant materially breaches any provisions of this Article III or any other written covenants between such Participant and any Participating Company, Participant shall immediately forfeit any and all RSUs granted under this Agreement (whether or not vested), and Participant’s rights in any such RSUs shall lapse and expire.
ARTICLE IV.

NATURE OF GRANT

Section 1.1In accepting the grant of the RSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an award, or benefits in lieu of an award, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;

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(d)Participant is voluntarily participating in the Plan;
(e)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the RSUs and the Shares or cash subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any); and
(j)neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of RSUs or the subsequent sale of any Shares acquired upon settlement.
ARTICLE V.

DATA PRIVACY

As a condition of receipt of the RSUs, Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Article V by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Affiliates may hold certain personal information about Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of the Plan. These recipients may be located in Participant’s country, or elsewhere, and Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of the RSUs, Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Affiliates or Participant may elect to deposit any Shares. The Data related to Participant will be held only as long as is necessary to implement, administer, and manage Participant’s participation in the Plan. Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan, and, in the Administrator’s discretion, Participant may forfeit any outstanding Awards if Participant refuses or withdraws his or her consents as described

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herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participant may contact his or her local human resources representative.
ARTICLE VI.
OTHER PROVISIONS

Section 1.1Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
Section 1.2RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the RSUs may be transferred to Permitted Transferees, pursuant to any such conditions and procedures the Administrator may require.
Section 1.3Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.
Section 1.4Cooperation; Repatriation and Compliance Obligations. Participant agrees to cooperate with the Company and the Employer in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement. Further, Participant agrees to repatriate all payments attributable to the RSUs in accordance with local foreign exchange rules and regulations in Participant’s country of residence (and country of employment, if different). In addition, Participant agrees to take any and all actions, and consents to any and all actions taken by the Employer, the Company and its Affiliates as may be required to allow the Employer, the Company and its Affiliates to comply with Applicable Law in Participant’s country of residence (and country of employment, if different). Finally, Participant agrees to take any and all actions that may be required to comply with Participant’s personal legal and tax obligations under local laws, rules and regulations in Participant’s country of residence (and country of employment, if different).
Section 1.5Non-US Addendum. Notwithstanding any provisions in this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions set forth in the Non-US Addendum to this Agreement for Participant’s country of residence (and country of employment or service, if different). Moreover, if Participant relocates to another country, any special terms and conditions for such country will apply to Participant, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Non-US Addendum constitutes part of this Agreement.
Section 1.6Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Company’s General Counsel and Secretary at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s

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last address reflected on the Company’s records. By a notice given pursuant to this Section 6.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar foreign entity.
Section 1.7Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines, in its sole discretion, it is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
Section 1.8Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Agreement and the Plan. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 1.9Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 1.10Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 1.11Governing Law; Venue. The laws of the State of Delaware, USA shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the federal courts of the Northern District of Illinois, USA, and, if there is no jurisdiction in federal court, to the exclusive jurisdiction and venue of the state courts in Cook county, Illinois, USA.
Section 1.12Repayment of Proceeds; Clawback and Offset Policy. The Shares underlying the RSUs and all proceeds related to such Shares are subject to the Company’s clawback and offset policy, as in effect from time to time. In addition, in the event of a breach of any of the restrictive covenants set forth in Article III or any Termination of Service for Cause, Participant shall be required, in addition to any other remedy available to the Company (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to Participant therefor, an amount equal to the aggregate proceeds Participant received in respect of the settlement of the RSUs (based on the Fair Market Value of any Shares received as of the relevant settlement dates). In addition, if Participant receives any amount in excess of what Participant should have received under the terms of this Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all RSUs shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with Applicable Law.
Section 1.13Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement, shall be deemed amended to the extent necessary to conform to Applicable Law.

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Section 1.14Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
Section 1.15Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 6.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 1.16Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 1.17Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent (i) expressly provided otherwise in a written agreement between a Participating Company and Participant or (ii) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.
Section 1.18Entire Agreement. The Plan, the Grant Notice and this Agreement (including the Addenda attached hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
Section 1.19Code Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
Section 1.20Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 1.21Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.
Section 1.22Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 1.23Private Offering. If Participant is resident outside the United States, the grant of the RSUs is not intended to be a public offering of securities in Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities with respect to the grant of the RSUs unless

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otherwise required under local law. No employee of the Company is permitted to advise Participant on whether Participant should acquire Shares under the Plan or provide Participant with any legal, tax or financial advice with respect to the grant of the RSUs. Investment in Shares involves a degree of risk. Before deciding to acquire Shares pursuant to the RSUs, Participant should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the Plan or the disposition of them. Further, Participant should carefully review all of the materials related to the RSUs and the Plan, and Participant should consult with Participant’s personal legal, tax and financial advisors for professional advice in relation to Participant’s personal circumstances.
Section 1.24Exchange Control, Foreign Asset/Account and/or Tax Reporting. Participant acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements that may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including the receipt of any dividends paid on Shares and the proceeds from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with such regulations and that Participant should speak to his or her personal advisor on this matter.
Section 1.25Insider Trading/Market Abuse. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including the United States, Participant’s country and the designated broker’s country, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares under the Plan during such times that Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in Participant’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and that Participant should speak to his or her personal advisor on this matter.
Section 1.26Waiver. The waiver by the Company with respect to Participant’s (or any other participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
Section 1.27Consent and Agreement With Respect to Plan. Participant (a) acknowledges that a copy of the Plan and the U.S. prospectus for the Plan has been available to Participant; (b) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan; (c) accepts the RSUs subject to all of the terms and provisions thereof; and (d) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.
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RESTRICTIVE COVENANTS ADDENDUM TO
THE RESTRICTED STOCK UNIT AWARD AGREEMENT

In addition to the terms of the Plan, the Grant Notice and the Agreement, if the Grant Notice indicates that the Restrictive Covenants Addendum is “Applicable,” then the RSUs are subject to the following additional terms, conditions and provisions. All capitalized terms as contained in this Restrictive Covenants Addendum shall have the same meaning as set forth in the Plan, the Grant Notice and/or the Agreement.

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Participant acknowledges that (i) the GCM Group conducts business throughout the world, (ii) the Company and the GCM Group have a vital and continuing interest in protecting that business, including without limitation, their existing and prospective relationships with clients and with investment funds in which any Grosvenor Party or investment funds managed by any of them invest, its marketing agents, and its officers, employees, and consultants (the “Interests”), (iii) the covenants contained in this Restrictive Covenants Addendum are reasonably necessary to protect the Interests, including, but not limited to, those identified above, and (iv) the restrictions and other provisions hereafter set forth in this Restrictive Covenants Addendum are reasonable and necessary in all respects including, without limitation, duration, geographic reach, and scope of activities covered, to provide such protection of the Interests. Participant further acknowledges and represents that the RSUs provided by the Company in this Agreement adequately compensate Participant for any potential employment opportunities Participant may forego as a result of Participant’s compliance with the protective covenants contained in this Restrictive Covenants Addendum, that such compensation will enable Participant to provide for the needs and wants of Participant’s family without violating such restrictions, and that the truth of the foregoing representations is a material condition to Participant’s employment by the Company. Accordingly, in consideration of the promises and covenants given to Participant under this Agreement, including, without limitation, Participant’s entitlement to the RSUs in this Agreement, Participant agrees to be bound by and to faithfully observe the restrictions and covenants set forth hereafter in this Restrictive Covenants Addendum and further agrees that Participant will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this Restrictive Covenants Addendum prohibits Participant from doing directly.
Investment Management or Advisory Services. Participant shall not, directly or indirectly (except in a Permitted Capacity), until one (1) year after Participant’s Termination of Service, either (x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services to any Person anywhere in the world (including but not limited to providing any services to any investment entity or vehicle of a type commonly known as a “hedge fund,” a private equity fund, a fund of hedge funds, a fund of private equity funds, or an infrastructure fund), or (y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in clause (x) or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in clause (x), to the extent that an act described in this clause (y) relates to the business or activity of providing any of the services described in clause (x).
Multi-Manager Alternative Strategies. Participant shall not, directly or indirectly (except in a Permitted Capacity), until one (1) year after Participant’s Termination of Service, either:
(a)provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services which are directly competitive with the types of services that are or were, within the preceding two (2) years, offered by any Grosvenor Party (or by any investment fund directly or indirectly managed by a Grosvenor Party); or
(b)become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in subparagraph (x), or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in subparagraph (x), or which acts as a distribution agent for (or otherwise sells or markets the services of) any Person which provides services described in subparagraph (x), to the extent that an act described in this subparagraph (y) relates to the business or activity of providing any of the services described in subparagraph (x).
Investment of Participant’s Own Funds. Without the consent of the Company, Participant shall not, directly or indirectly, until one (1) year after Participant’s Termination of Service, invest (or assist in the investment of) Participant’s own funds or any other funds controlled, advised or administered in any way by him/her in (i) any investment entity or vehicle of a type commonly known as a “hedge fund,” a private equity fund, a fund of hedge funds, or a fund of private equity funds, or (ii) any other type of investment product which is, at the time of such investment, similar to an investment product managed or
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sponsored directly or indirectly by a Grosvenor Party (each such fund or product, a “Investment Product”), other than one managed directly or indirectly by a Grosvenor Party.
Invest In. For purposes of this Restricted Covenants Addendum, the term “invest in” shall be deemed to exclude any investment or related series of investments constituting less than five per cent (5%) of the outstanding capital stock of a company whose stock is publicly traded.
Restrictions Reasonable. Participant acknowledges and agrees that the restrictions and other provisions set forth above in this Restricted Covenants Addendum are reasonable, in all respects, including without limitation duration, geographic reach and scope of activities covered, and will not prevent Participant from earning a living in his/her profession. Further, Participant acknowledges that in agreeing to said restrictions, Participant has received and has relied upon the independent advice and counsel of attorneys selected by Participant. Accordingly, Participant agrees to be bound by and to faithfully observe the restrictions and covenants set forth above in this Restricted Covenants Addendum, and further agrees that Participant will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this Restricted Covenants Addendum prohibits Participant from doing directly.
Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Restricted Covenants Addendum are held to be in any respect an unreasonable restriction upon Participant or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (i) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (ii) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.
In the event Participant materially breaches any provisions of this Restricted Covenants Addendum or any other written covenants between such Participant and any Participating Company, Participant shall immediately forfeit any and all RSUs granted under this Agreement (whether or not vested), and Participant’s rights in any such RSUs shall lapse and expire.
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